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Exhibit 4.19

        WAIVER dated as of March 14, 2003 (this "Waiver") to (i) the Credit Agreement dated as of May 31, 2000 (as amended, supplemented or otherwise modified from time to time, the "Pre-Petition Credit Agreement") among MCLEODUSA INCORPORATED, a Delaware corporation ("McLeodUSA" or the "Borrower"), the lenders from time to time party thereto (the "Pre-Petition Lenders") and JPMorgan Chase Bank ("JPMCB"), as Administrative Agent and as Collateral Agent (in such capacities, the "Pre-Petition Agent"), and (ii) the Credit Agreement dated as of April 16, 2002 (as amended, supplemented or otherwise modified from time to time, the "Exit Credit Agreement", and together with the Pre-Petition Credit Agreement, the "Credit Agreements") among McLeodUSA, the lenders from time to time party thereto (the "Exit Lenders", and together with the Pre-Petition Lenders, the "Lenders") and JPMCB, as Administrative Agent and as Collateral Agent (in such capacities, the "Exit Agent", and together with the Pre-Petition Agent, the "Agent").

        A.    McLeodUSA has informed the Lenders that Financial Accounting Statement No. 144 ("FAS 144") will require that McLeodUSA restate its financial statements for the fiscal years ending December 31, 2000 and 2001 to reflect McLeodUSA's dispositions of certain discontinued operations, and that in order to be in compliance with GAAP, the changes to the financial statements for discontinued operations must be audited.

        B.    McLeodUSA has informed the Lenders that Deloitte & Touche LLP ("Deloitte") has replaced Arthur Andersen LLP ("Arthur Andersen") as McLeodUSA's independent public accountant.

        C.    McLeodUSA has informed the Lenders that, since Arthur Andersen no longer exists, a re-audit by Deloitte would be required in order for the 2000 and 2001 financial statements to be in compliance with GAAP.

        D.    McLeodUSA has informed the Lenders that it does not believe the expense or diversion of management's time associated with a re-audit is in the best interest of the Lenders or the shareholders.

        E.    McLeodUSA has communicated to the Lenders an alternative plan, which would be to provide unaudited schedules covering discontinued operations in its Form 10-K filing with respect to the fiscal years ended December 31, 2001 and December 31, 2000.

        F.    McLeodUSA has requested that the Lenders waive compliance by McLeodUSA with Section 5.01(a) of each Credit Agreement to the extent that such Section requires the delivery of comparative financial statements including audited financial statements for the fiscal year ended December 31, 2001 that were prepared in accordance with GAAP.

        G.    The undersigned Lenders and the Agent are willing to agree to such waivers, on the terms, subject to the conditions and to the extent set forth herein.

        In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    Definitions; References.    Unless otherwise specifically defined herein, each capitalized term used herein but not otherwise defined herein which is defined in the Credit Agreements shall have the meaning assigned to such term in the Credit Agreements.

        SECTION 2.    Waiver.    Pursuant to Section 9.02(b) of each Credit Agreement, effective as of the Effective Date (as defined in Section 4 hereof), (a) the Pre-Petition Lenders hereby waive compliance by McLeodUSA with Section 5.01(a) of the Pre-Petition Credit Agreement and (b) the Exit Lenders hereby waive compliance by McLeodUSA with Section 5.01(a) of the Exit Credit Agreement, in each case to the extent, but only to the extent, that (i) such Section requires that the consolidated balance sheet of McLeodUSA and the Restricted Subsidiaries and related statements of operations, stockholders' equity and cash flows as of the end of and for the fiscal year ended December 31, 2001 set forth in the comparative financial statements required to be delivered to the Lenders pursuant to the terms of such Section are audited and presented in accordance with GAAP consistently applied and (ii) any such non-compliance is limited solely to, and results directly from, the restatement requirements set forth in FAS 144 with respect to dispositions of discontinued operations; provided, however, that McLeodUSA shall deliver to each Lender (A) the audited financial information required to be delivered pursuant to Section 5.01(a) for the fiscal year ended December 31, 2002 and the audited financial statements for the fiscal years ended December 31, 2001 and 2000 as audited by Arthur Andersen and as previously delivered to the Lenders (the "2000 and 2001 Audited Financial Statements") and (B) an unaudited consolidated balance sheet of McLeodUSA and the Restricted Subsidiaries and related statements of operations and cash flows as of the end of and for the fiscal year ended December 31, 2001 (in each case giving effect to the discontinued operations as required by FAS 144), with the information delivered pursuant to clauses (A) and (B) being in form and substance reasonably satisfactory to the Agent and certified by a Financial Officer of McLeodUSA as (1) being true and correct in all material respects and (2) setting forth all material adjustments to the 2000 and 2001 Audited Financial Statements required by FAS 144. McLeodUSA acknowledges and agrees that, in the event McLeodUSA fails to deliver the financial statements set forth in the proviso above by April 10, 2003, the waivers set forth in the first sentence of this Section 2 shall terminate and be of no further force, with the same effect as if they had never been granted.

        SECTION 3.    Representations and Warranties.    To induce the other parties hereto to enter into this Waiver, McLeodUSA represents to each of the Lenders and the Agent that, as of the Effective Date:

            (i)  after giving effect to this Waiver, the representations and warranties of McLeodUSA set forth in each of the Loan Documents with respect to each Credit Agreement are true and correct on the Effective Date with the same effect as if made on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date;

          (ii)  after giving effect to this Waiver, no Default has occurred and is continuing under either Credit Agreement; and

          (iii)  this Waiver has been duly executed and delivered by McLeodUSA and constitutes a legal, valid and binding obligation of McLeodUSA, enforceable against it in accordance with its terms.

        SECTION 4.    Conditions to Effectiveness.    This Waiver shall become effective as of the date (the "Effective Date") upon which (i) the Agent shall have received counterparts of this Waiver that, when taken together, bear the signatures of McLeodUSA and the Required Lenders (as defined in the Pre-Petition Credit Agreement) under the Pre-Petition Credit Agreement and of McLeodUSA and the Required Lenders (as defined in the Exit Credit Agreement) under the Exit Credit Agreement and (ii) the Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel), required to be reimbursed or paid by any Loan Party under either Credit Agreement hereunder or under any other Loan Document with respect to either Credit Agreement.

        SECTION 5.    Effect of Waiver.    Except as expressly set forth herein, this Waiver shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of the Lenders, the Agent or McLeodUSA under either Credit Agreement or any other Loan Document with respect to either Credit Agreement and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in either Credit Agreement or any other Loan Document with respect to either Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Waiver shall apply and be effective with respect only to the matters expressly referred to herein, and nothing herein shall be deemed to entitle McLeodUSA to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in either Credit Agreement or any other Loan Document with respect to either Credit Agreement in similar or different circumstances. After the Effective Date, any reference to either Credit Agreement shall mean such Credit Agreement, as modified hereby. This Waiver shall constitute a "Loan Document" for all purposes under each Credit Agreement and the Loan Documents with respect to each Credit Agreement.

        SECTION 6.    Applicable Law.    THIS WAIVER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        SECTION 7.    Counterparts.    This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all of which when taken together shall constitute but one and the same instrument. Delivery of an executed signature page of this Waiver by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

        SECTION 8.    Costs and Expenses.    McLeodUSA agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Waiver, including the reasonable fees, charges and disbursements of counsel for the Agent.

        SECTION 9.    Headings.    The headings of this Waiver are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed by their respective authorized officers as of the day and year first written above.

MCLEODUSA INCORPORATED,
by:	/s/ Joseph Ceryanec
	Name:	Joseph Ceryanec
	Title:	Vice President Controller
JPMORGAN CHASE BANK, individually and as Agent,
by:	/s/ John Kowalczuk
	Name:	John Kowalczuk
	Title:	Vice President

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  Exhibit 4.19
WAIVER – 3/14/03